Exhibit 35.1

SERVICER COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is a duly authorized officer of Bridgecrest Acceptance Corporation (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Bridgecrest Acceptance Corporation, and certifies that:

1.	A review of the activities of the Servicer from July 29, 2025 through December 31, 2025 (the “Relevant Period”) and of the Servicer’s performance under the Sale and Servicing Agreement, dated as of July 29, 2025, among Bridgecrest Auto Funding LLC, the Servicer, Bridgecrest Lending Auto Securitization Trust 2025-3, Bridgecrest Lending Auto Securitization Grantor Trust 2025-3 and Computershare Trust Company, National Association (the “Agreement”) during the Relevant Period has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Relevant Period.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of March, 2026.

By:	/s/ Daniel Gaudreau
Name:	Daniel Gaudreau
Title:	Chief Financial Officer